400 West Capitol Avenue Suite 2000 Little Rock, Arkansas 72201-3522 www.FridayFirm.com

Exhibit 5.03
August 30, 2013

Entergy Arkansas, Inc.
425 West Capitol Avenue
Little Rock, Arkansas 72201

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”), including the exhibits thereto, which Entergy Arkansas, Inc. (the “Company”) proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate aggregate principal amount of its First Mortgage Bonds (the “Bonds”), such Bonds to be issued in one or more new series pursuant to the Company’s Mortgage and Deed of Trust, dated as of October 1, 1944, with Deutsche Bank Trust Company Americas, successor Corporate Trustee, and, as to property located in Missouri, The Bank of New York Mellon Trust Company, N.A., successor Co-Trustee, as heretofore amended and supplemented by all indentures amendatory thereof and supplemental thereto, and as it will be further amended and supplemented (the Mortgage and Deed of Trust as so amended and supplemented being hereinafter referred to as the “Mortgage”); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage.  In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as originals of the documents submitted to us as certified or facsimile copies and the authenticity of the originals of all documents submitted to us as copies.

We are of the opinion that the Company is a corporation duly organized and validly existing under the laws of the State of Arkansas.

Subject to the qualifications hereinafter expressed, we are of the further opinion that the Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and the Mortgage, will be legally issued and will be binding obligations of the Company.

For purposes of the opinions set forth above, we have assumed (1) that the Bonds will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Company’s Board of Directors or an authorized committee thereof or an authorized officer, and (2) that the Bonds will be issued and delivered in compliance with appropriate orders with regard to the issuance of the Bonds by the Arkansas Public Service Commission and the Tennessee Regulatory Authority.

This opinion is limited to the laws of the States of Arkansas and New York.  To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of New York, we have relied upon the opinion of Morgan Lewis & Bockius LLP of New York, New York, which is being filed as Exhibit 5.02 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.03 to the Registration Statement.  We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.”  In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Friday, Eldredge & Clark, LLP

Friday, Eldredge & Clark, LLP

PBB/pb